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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  (unaudited)
                             (thousands of dollars)
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                                                      Three Months
                                                      Ended March 31,
                                                      ---------------
                                                      1995        1994
                                                      ----        ----
Earnings:
Net Income                                          $25,149     $21,719
Add (Deduct):
 Income Taxes                                        12,528      12,164
 Minority Interest                                    9,300      11,076
 Amortization of Capitalized Interest                   411         353
                                                    -------     -------
                                                     47,388      45,312

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                 8,535       6,746
 Interest Factor Attributable to Rentals                369         440
                                                    -------     -------
                                                      8,904       7,186
                                                    -------     -------
EARNINGS AS ADJUSTED                                $56,292     $52,498
                                                    =======     =======

Fixed Charges:
 Fixed Charges above                                $ 8,904     $ 7,186
 Capitalized Interest                                   190           7
                                                    -------     -------
Total Fixed Charges                                 $ 9,094     $ 7,193
                                                    =======     =======

RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                   6.19        7.30
                                                       ====        ====


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